UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                          ----------------------------

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )
    Craig R. Stapleton has previously filed an individual Schedule 13D which was last amended by Amendment No. 4 thereto on October 4, 2004

                            SonomaWest Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    835637109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Benjamin F. Stapleton III
                                125 Broad Street
                             New York, NY 10004-2498
                                 (212) 558-3740
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 April 27, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), ss.ss.240.13d-1(f) or ss.ss.240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 1 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Craig R. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER
                       343,237 (1)
 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           207,515
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH            343,237 (1)
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       207,515
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           550,752 (1)(2)
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           48.6%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------
(1) Includes 10,000 shares which Mr. Stapleton has a right to acquire from the issuer.

(2) Includes 343,237 shares beneficially owned directly by Mr. Stapleton and 207,515 shares held by the other persons who are filing this joint Schedule 13D and with whom Mr. Stapleton shares voting and dispositive powers.

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 2 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Dorothy W. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           26,693
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       26,293
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           26,293
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           2.4%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 3 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Walker R. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF/00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           47,410
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       47,410
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           47,410
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 4 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Wendy S. Reyes, Trustee, Separate Property Trust
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF/00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           73,198
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       73,198
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           73,198
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.6%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 5 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Benjamin F. Stapleton IV
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,766
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,766
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,766
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 6 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Benjamin F. Stapleton IV
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,033
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,033
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,033
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 7 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Sarah F. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,766
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,766
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,766
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 8 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Sarah F. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,033
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,033
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,033
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 9 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Katharine H. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           861
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       861
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           861
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 10 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Katharine H. Stapleton, Custodian for Karina Stapleton, UGMA
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,868
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,868
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,868
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 11 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Harmes C. Fishback Foundation
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,854
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,854
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,854
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 12 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Charles T. Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           5,749
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       5,749
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,749
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.5%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 13 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Peter B. and Karen G. Schulze JTWROS
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           37,080
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       37,080
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           37,080
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 14 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Peter B. Schulze, Custodian for Isaiah Schulze, UGMA
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           323
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       323
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           323
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.03%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 15 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Elias Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,509
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,509
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,509
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 16 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Isaiah Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,186
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,186
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,186
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                     ----------------------
CUSIP NO.   835637109                                       PAGE 17 OF 25 PAGES
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Eliana Joy Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,186
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,186
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,186
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

Unless specifically amended in an amendment hereto, the disclosures set forth in this Schedule 13D shall remain unchanged.

ITEM 1.  SECURITY AND ISSUER.

         The title of the class of equity securities to which this statement relates is common stock, no par value ("Common Stock"), of SonomaWest Holdings, Inc. (the "Company"), whose principal executive offices are located at 2064 Highway 116 North, Sebastopol, CA 95472.

ITEM 2.  IDENTITY AND BACKGROUND.

         This Statement is filed by the individuals and entities listed below (being herein collectively referred to as the "Filing Persons"). Listed below is the name, business or residence address and present principal occupation of each natural person who is a Filing Person, together with the name, principal business and address of any corporation or other organization in which such employment is conducted, as well as the name, state of organization, principal business and address of principal office of each entity which is a Filing Person. Each natural person listed below is a U.S. citizen.

       Name                          Business or Residence             Principal Occupation (or          State of
                                           Address                       Business) and Related          Organization
                                                                              Information
---------------------------------    ---------------------------     ----------------------------    -------------------

Craig R. Stapleton                   P.O. Box 1576                   US Ambassador (Designate) to    N/A
                                     135 East Putnam Avenue          France
                                     Greenwich, CT 06830

Dorothy W. Stapleton                 P.O. Box 1576                   Housewife                       N/A
                                     135 East Putnam Avenue
                                     Greenwich, CT 06830

Walker R. Stapleton                  1600 Broadway                   Real Estate Consultant          N/A
                                     Suite 2400
                                     Denver, CO 80202

Wendy S. Reyes, Trustee, Separate    P.O. Box 1576                   Marketing Consultant, STA       California
Property Trust                       135 East Putnam Avenue          Travel,
                                     Greenwich, CT 06830             Travel Agency,
                                                                     590- Wilshire Boulevard,
                                                                     Beverly Hills, CA 90036

Benjamin F. Stapleton IV             25 Cabot Square,                Analyst, Morgan Stanley & Co,   N/A
                                     Canary Wharf                    Incorporated, Investment
                                     London, England                 Banking
                                     E144QA                          25 Cabot Square,
                                                                     Canary Wharf
                                                                     London, England

Trust FBO Benjamin F. Stapleton, IV  P.O. Box 1576                   Trust for the Benefit of the    Colorado
                                     135 East Putnam Avenue          Individual
                                     Greenwich, CT 06830

Sarah F. Stapleton                   925 Park Avenue                 Student                         N/A
                                     New York, NY 10028

Trust FBO Sarah F. Stapleton         P.O. Box 1576                   Trust for the Benefit           Colorado
                                     135 East Putnam Avenue          of the Individual
                                     Greenwich, CT 06830

Trust FBO Katharine H. Stapleton     P.O. Box 1576                   Trust for the Benefit           Colorado
                                     135 East Putnam Avenue          of the Individual
                                     Greenwich, CT 06830

Katharine H. Stapleton, Custodian    P.O. Box 1576                   Homemaker                       N/A
for Karina Stapleton UGMA            135 East Putnam Avenue
                                     Greenwich, CT 06830

Harmes C. Fishback Foundation        c/o Mrs. Katharine H.           Charitable Foundation           Colorado
                                     Stapleton
                                     8 Village Road
                                     Englewood, CO 80110

Charles T. Schulze                   P.O. Box 1576                   Private Businessman             N/A
                                     135 East Putnam Avenue
                                     Greenwich, CT 06830

Peter B. and Karen G. Schulze,       P.O. Box 1576                   Private Businessman             N/A
JTWROS                               135 East Putnam Avenue
                                     Greenwich, CT 06830

Peter B. Schulze, Custodian for      P.O. Box 1576                   Private Businessman             N/A
Isaiah Schulze, UGMA                 135 East Putnam Avenue
                                     Greenwich, CT 06830

Trust FBO Elias Schulze              P.O. Box 1576                   Trust for the Benefit           Texas
                                     135 East Putnam Avenue          of the Individual
                                     Greenwich, CT 06830

Trust FBO Isaiah Schulze             P.O. Box 1576                   Trust for the Benefit           Massachusetts
                                     135 East Putnam Avenue          of the Individual
                                     Greenwich, CT 06830

Trust FBO Eliana Joy Schulze         P.O. Box 1576                   Trust for the Benefit           Massachusetts
                                     135 East Putnam Avenue          of the Individual
                                     Greenwich, CT 06830


         During the past five years, no Filing Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         All of the shares of Common Stock covered by this Schedule 13D were acquired using the Filing Persons' own funds, by gift from a grandparent, by inheritance or a combination thereof.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         Each Filing Person acquired the shares of Common Stock reported opposite his name in Item 5 below for his own account or the account of its beneficiary and for investment purposes.

         The Filing Persons intend to evaluate on an ongoing basis the Company's financial condition, assets, business, operations and prospects, the market price for the shares of Common Stock, conditions in the securities markets generally, general economic conditions and other factors affecting the Company. Depending on factors deemed relevant by the Filing Persons, including, but not limited to, those set forth in the preceding sentence, the Filing Persons reserve the right to formulate plans and/or make proposals which would result in changes in the board of directors, management, capitalization, finances, business or governance of the Company or would result in an extraordinary corporate transaction involving the Company or a sale of a material amount of its assets and take such other actions with respect to their investment in the Company as they may determine. Craig R. Stapleton has withdrawn his earlier proposal that the Company's management consider one or more transactions for the purpose of taking the Company private. The Filing Persons reserve the right to change their plans and intentions at any time and from time to time as they deem appropriate.

         Each Filing Person may purchase additional shares of Common Stock or may sell or otherwise dispose of all or a portion of the shares of Common Stock held by such Filing Persons in public or private transactions. Any such transactions may be effected at any time or from time to time, subject to federal and state securities laws.

         Except as set forth above, no Filing Person has any present plans or intentions that would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         As of April , 2005, each Filing Person beneficially owned the following number of shares of Common Stock:

Name of Filing Person        Number of Shares     Percent of Outstanding
                            Beneficially Owned
--------------------------  -------------------   ----------------------
Craig R. Stapleton                550,752 (1)              48.6%


----------
(1) Includes 343,237 shares beneficially owned directly by Mr. Stapleton and 207,515 shares held by the other Filing Persons and with whom Mr. Stapleton shares voting and dispositive powers. Also includes 10,000 shares which Mr. Stapleton has a right to acquire from the Company. See Item 6.

Dorothy W. Stapleton               26,293                   2.4%

Walker R. Stapleton                47,140                   4.3%

Wendy S. Reyes, Trustee            73,198                   6.6%
Separate Property Trust

Benjamin F. Stapleton IV            2,766                   0.2%

Trust FBO Benjamin F.
Stapleton IV                        1,033                   0.1%

Sarah F. Stapleton                  2,766                   0.2%

Trust FBO Sarah F. Stapleton        1,033                   0.1%

Trust FBO Katharine H.
Stapleton                             861                   0.1%

Katharine H. Stapleton,
Custodian for
Karina Stapleton UGMA               1,868                   0.2%

Harmes C. Fishback
Foundation                          2,854                   0.3%

Charles T. Schulze                  5,749                   0.5%

Peter B. and Karen G.
Schulze, JTWROS                    37,080                   3.3%

Peter B. Schulze, Custodian
for Isaiah Schulze, UGMA              323                  0.03%

Trust FBO Elias Schulze             1,509                   0.1%

Trust FBO Isaiah Schulze            1,186                   0.1%

Trust FBO Eliana Joy Schulze        1,186                   0.1%


         The percentages set forth above are based on a total of 1,114,257 shares of Common Stock outstanding as of February 10, 2005, as reported by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 as filed with the Securities and Exchange Commission on February 11, 2005.

         Each of the Filing Persons listed above other than Craig R. Stapleton shares the power to vote or dispose of the shares of Common Stock reported opposite his name with Craig R. Stapleton. Craig R. Stapleton has the sole power to vote or to dispose of 343,257 shares of Common Stock and shares the power to vote or dispose of the 207,515 shares of Common Stock beneficially owned by the other Filing Persons.

         No transaction in shares of Common Stock by any of the Filing Persons has taken place in the sixty days preceding the date of filing of this Schedule 13D.

         Dorothy W. Stapleton is the wife of Craig R. Stapleton. Walker R. Stapleton and Wendy S. Reyes are their children. Benjamin F. Stapleton IV and Sarah Stapleton are a nephew and a niece, respectively, of Craig R. Stapleton. Katharine H. Stapleton is the sister of Craig R. Stapleton. Karina Stapleton is the daughter of Katharine Stapleton. Mrs. Katharine H. Stapleton, the sole trustee of the Harmes C. Fishback Trust, is the mother of Craig R. Stapleton and Katharine H. Stapleton.

         Charles T. Schulze and Peter B. Schulze are brothers. Karen G. Schulze is the wife of Peter B. Schulze. Elias, Isaiah and Eliana Joy Schulze are their children.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The Filing Persons have agreed orally until further notice to act in concert as a group under the direction of Craig R. Stapleton with respect to their holding of shares of Common Stock.

         Craig R. Stapleton was formerly a director of the Company. While he was a director, Mr. Stapleton was granted options to purchase 5,000 shares of Common Stock with an exercise price of $5.00 per share on April 24, 2000, and options to purchase an additional 5,000 shares of Common Stock with an exercise price of $7.48 per share on July 17, 2001, both under the Company's 1996 Stock Option Plan. The options are fully vested and exercisable and expire ten years from the date of grant.

         Except as otherwise described in this Schedule 13D, none of the Filing Persons is a party to any contract, arrangement, understanding or relationship among themselves or with any other person with respect to shares of Common Stock, including but not limited to transfer or voting of any of the shares, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 - Joint Filing Agreement dated April 27, 2005 among the Filing Persons (filed herewith).

Exhibit 2 - Stock Option Agreement between Sonoma West Holdings Inc., and Craig
R. Stapleton, dated April 24, 2000, incorporated by reference from the Company's Registration Statement on Form S-8 filed on August 2, 1999.

Exhibit 3 - Form of Notice of Stock Option dated April 24, 2000, incorporated by reference from Amendment No. 1 to Schedule 13D filed by Craig R. Stapleton on September 18, 2002.

Exhibit 4 - Stock Option Agreement between Sonoma West Holdings, Inc. and Craig
R. Stapleton, dated July 17, 2001, incorporated by reference from the Company's Registration Statement on Form S-8 filed on August 2, 1999.

Exhibit 5 - Form of Notice of Stock Option Grant dated July 17, 2001, incorporated by reference from Amendment No. 1 to schedule 13-D filed by Craig
R. Stapleton on September 18, 2002.

                                   Signature
                                   ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



April 27, 2005
------------------------------------------------
Date

/s/ Craig R. Stapleton
------------------------------------------------
Signature

Craig R. Stapleton, individually and
as attorney-in-fact for the other Filing Persons
------------------------------------------------
Name/Title